Exhibit 99.1

AVI Contact:

AVI BioPharma, Inc.

Michael Hubbard (hubbard@avibio.com)

(503) 227-0554

Cook Contact:

Cook Group Inc.

David McCarty (dmccarty@cook-inc.com)

Director of Public Relations

(812) 339-2235 ext. 2387

Investor Contacts:

Lippert/Heilshorn & Associates Inc.

Bruce Voss (bvoss@lhai.com)

Jody Cain (jcain@lhai.com)

(310) 691-7100

Press Contact:

Waggener Edstrom Worldwide

Bioscience and Healthcare Practice

Jenny Moede (jmoede@waggeneredstrom.com)

(503) 443-7000

FOR RELEASE 6 A.M. PST

MARCH 13, 2006

AVI BioPharma and Cook Group Enter Into License Agreement to Develop
NEUGENE Drugs for Vascular Diseases

Cook to fund all clinical development of three products for cardiovascular restenosis and develop products for peripheral vascular diseases

PORTLAND, Ore. — March 13, 2006 — AVI BioPharma, Inc. (Nasdaq: AVII), today announced that it has entered into agreements with Cook Group Inc. (Cook) for Cook’s development and commercialization of products for vascular diseases. Cook has specifically licensed AVI’s NEUGENE® antisense technology for down-regulating c-myc gene expression in the field of cardiovascular disease. Cook will take over clinical development of AVI’s device-related programs for cardiovascular restenosis, including its Resten-NG® drug-eluting stent (DES) program, Resten-MP™ microparticle delivery program and its new program for catheter delivery of Resten-NG.

Cook will fully fund the development, clinical and regulatory costs of these programs in the U.S. and Europe leading to commercialization. This funding is expected to result in expenditures by Cook that could reach $100 million.

Cook has also entered into a supply agreement to purchase the drugs for development, clinical studies and commercialization from AVI. Because of the drugs’ established Phase II clinical efficacy, AVI has forgone certain near-term milestone payments in favor of a double-digit royalty on worldwide product sales and a commercialization milestone. Cook will purchase

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692,003 shares of AVI common stock for $5 million under a stock purchase agreement. Cook will take over AVI’s facilities and personnel at its Colorado site. Additional terms of the agreements were not disclosed.

“Based upon promising Phase II clinical data in combating cardiovascular restenosis and progress in our drug-eluting stent and Resten-MP programs, AVI has now partnered its device-related cardiovascular programs with one of the pre-eminent vascular device companies in the world,” said Denis R. Burger, Ph.D., chief executive officer of AVI. “Together, Cook’s device expertise and AVI’s antisense technology become a formidable combination to address vascular diseases on many fronts.”

AVI will narrow its internal cardiovascular focus exclusively to its coronary artery bypass graft (CABG) program, which is moving into Phase II clinical trials later this year. This agreement also enables AVI to apply resources more aggressively toward the company’s infectious disease program, focusing on hepatitis C and influenza A, including avian influenza type H5N1.

Resten-NG (AVI-4126) is a third-generation antisense agent that targets the key regulatory gene involved in cardiovascular restenosis, the transcription factor referred to as c-myc. It is believed that it regulates the many downstream genes which produce the pathology of restenosis, namely cell migration and adhesion, collagen formation, secretion of extra-cellular matrix, and cell proliferation, among others. The c-myc gene expression is immediately activated by the injury to the vascular lining during angioplasty and stent placement and peaks at 24 to 48 hours before subsiding. NEUGENE antisense drugs are particularly suited to prevent this process because they can be delivered immediately following injury to the angioplasty site by a variety of means including catheter and stent elution, or by systemic delivery using AVI’s microparticle delivery system, Resten-MP.

“Based upon our preliminary investigation, we believe that Resten-NG (AVI-4126) has great potential for use on drug-eluting stents to reduce restenosis of stented vessels,” said Bill Cook, CEO of Cook Group Inc. “AVI’s NEUGENE antisense drug therapies also have potential to treat stenotic vessels systematically via catheter. Our company is honored to be a partner with AVI in the exploration of new, antisense vascular therapies.”

Joseph B. Horn, AVI’s vice president of cardiology who recently joined AVI from Cook, will be rejoining Cook to advance these programs through clinical development and into commercialization. While at Cook, Horn was responsible for the introduction of Cook cardiology products worldwide. In addition, Horn worked with Cook medical researchers and physicians in the management of clinical studies of new medical devices. Previously, Horn spent eight years as president and CEO for Global Therapeutics, a medical device company that he founded and which was acquired by Cook in 1998.

“I’m thrilled to be rejoining Cook with the team I’ve assembled to complete the mission that I started at AVI in the field of cardiology in the near term, and in all areas of vascular medicine in the longer term,” Horn said. “Moving AVI’s cardiovascular program forward in both Europe and the United States will be my initial priority, and I’m pleased to be surrounded by a talented team of professionals with cutting-edge technology to apply clinically. I believe this is a win-win scenario for both companies”

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About Cook Group

The world’s largest privately held manufacturer of medical devices with international headquarters in Bloomington, Ind., COOK® (www.cookmedical.com) is a leading designer, manufacturer and global distributor of minimally invasive medical device technology for diagnostic and therapeutic procedures. Since its founding in 1963, Cook has created innovative technologies for drug-eluting and bare metal stents, aortic and vascular endografts, catheters, wire guides, introducer needles and sheaths, embolization coils, medical biomaterials and contract manufacturing of biopharmaceuticals, vena cava filters and other minimally invasive medical devices for radiology, cardiology, urology and OB/GYN, critical care medicine, surgery, gastroenterology, bone access and endovascular therapies.

About AVI BioPharma

AVI BioPharma develops therapeutic products for the treatment of life-threatening diseases using third-generation NEUGENE antisense drugs. AVI’s lead NEUGENE antisense compound is designed to target cell proliferation disorders, including cardiovascular restenosis, cancer and polycystic kidney disease. In addition to targeting specific genes in the body, AVI’s antiviral program uses NEUGENE antisense compounds to combat disease by targeting single-stranded RNA viruses, including West Nile virus, hepatitis C virus, dengue virus, Ebola virus and influenza A virus. AVI has introduced a NEUGENE-based exon-skipping technology called ESPRIT therapy. More information about AVI is available on the company’s Web site at http://www.avibio.com.

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“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including, but not limited to, the results of research and development efforts, the results of preclinical and clinical testing, the effect of regulation by the FDA and other agencies, the impact of competitive products, product development, commercialization and technological difficulties, and other risks detailed in the company’s Securities and Exchange Commission filings.

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